ARTICLES OF RESTATEMENT

[filed 6/24/2016 ]

OF

CROWN MARKETING

Pursuant to Section 17-16-1007 of the Wyoming Statutes Annotated, and pursuant to the unanimous written consent of the Board of Directors of Crown Marketing (the “Corporation”), the undersigned director and officer of the Corporation certifies that the following are the Restated Articles of Restatement of the Corporation, containing the Articles of Incorporation with all amendments to date:

FIRST:  The name of the corporation shall be Crown Marketing.

SECOND:  Its registered agent is Wyoming Corporation Service, Inc., whose address is 1005 Country Club Avenue, Cheyenne, Wyoming 82001.

THIRD:  The purpose for which the corporation is formed is to engage in any lawful activity.

FOURTH:  PART 1.  The maximum number of shares of all classes which the corporation is authorized to have outstanding is unlimited, and shall be comprised of Common Stock and Preferred Stock. The holders of Preferred Stock shall have such preferences, limitations and relative rights as may be determined, prior to the issuance of such shares, by the Board of Directors.  Except as may be limited by the preferences, limitations and relative rights of holders of Preferred Stock (to the extent such are permitted by law) the holders of Common Stock shall possess all voting rights and shall be entitled to all dividends and to distribution of the assets of the corporation upon dissolution.

      PART 2.  As of September 4, 2015, pursuant to the authority set forth in Part 1 above, the corporation authorized the issuance of Series A Preferred Stock, under the following terms:

1.

Creation of Series A Preferred Stock.  There is hereby created a series of preferred stock consisting of 1,000,000 shares and designated as the Series A Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below. No shares of  Series A Preferred Stock may be issued in fractions of less than 1 whole share.

2.

Dividend Provisions.  The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series A Preferred Stock had been converted into common stock at the Conversion Rate.  Each share of Series A Preferred Stock shall rank on a parity with each other share of Series A Preferred Stock with respect to dividends.

3.

Redemption Provisions.  The Series A Preferred Stock is redeemable at the option of the Corporation at any time, in whole or in part, at a price of $1.00 per share plus 4% per annum thereupon from the date of issuance (the “Stated Value”).

4.

Liquidation Provisions.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Preferred Stock shall be entitled to a preferential amount equal to the Stated Value, prior to the holders of common stock receiving any distribution. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up  of the Corporation within the meaning of this Section 4, and the Series A Preferred Stock shall be entitled only to (i) the right provided in any agreement of plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Wyoming Business Corporation Act and (iii) the rights contained in other Sections hereof.

5.

Conversion Provisions.  The holders of shares of Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)

Right to Convert.

(1)

Each share of Series A Preferred Stock (the "Preferred Shares") shall be automatically converted on the Conversion Date into a number of shares of common stock of the Company at the initial conversion rate (the "Conversion Rate") defined below:

The initial Conversion Rate, subject to the adjustments described below, shall be the Stated Value as of the date of conversion divided by the Market Price. The Market Price for purposes of this Section 5 shall be equal to the average closing sales price of the Common Stock over the 5 previous trading days.

Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company's registrar and transfer agent.  The date on which conversion may be made shall be referred to as the "Conversion Date."

(b)

Adjustments to Conversion Rate.

(1)

Reclassification, Exchange and Substitution.  If the common stock issuable on conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Preferred Stock immediately before that change.

(2)

Reorganizations, Mergers, Consolidations or Sale of Assets.  If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series A Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c)

No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(d)

Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which  such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

(e)

Notices of Record Date.  In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

(f)

Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

(g)

Notices.  Any notices required by the provisions of this Paragraph (e) to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

6.

Voting Provisions.  In addition to such rights as are expressly provided or required by law, the Series A Preferred Stock shall vote as a class with the Common Stock.  The holders of Series A Preferred Stock will have such number of voting rights per share as if such holder had converted its shares into Common Stock and the Conversion Rate in effect on the record date for the shareholder meeting or consent action.

FIFTH:  The corporation shall have perpetual existence.

SIXTH:  The corporation shall indemnify the officers and directors of the corporation to the fullest extent permitted by Sections 17-16-851 and 17-16-856 of the Wyoming Business Corporation Act (the "Act").  This Article SEVENTH is intended to obligate the corporation in advance to indemnify as provided in Section 17-16-858 of the Act, as such Section or other sections named herein are renumbered or codified from time to time

SEVENTH:  The corporation reserves the right to amend these articles of incorporation at any time.

EIGHTH:  Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.  The written consent shall bear the date of signature of the shareholder who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

In witness whereof, the undersigned certifies that these Articles of Restatement consolidate all amendments to the Corporation’s Articles of Incorporation into a single document.

Dated this 3rd day of May, 2016.

/s/Jay Hooper, President and Director